UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2018

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard

Minneapolis, MN 55439

(Address of principal executive offices and zip code)

(952) 947-7777

(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Regis Corporation

Current Report on Form 8-K

Item 1.01.	Entry into a Material Definitive Agreement.

On March 26, 2018, Regis Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with various financial institutions party thereto, with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets Inc., as Joint Lead Arrangers and Joint Bookrunners.

The Credit Agreement provides for a $260.0 million unsecured five-year revolving credit facility (the “Credit Facility”) that expires in March 2023 and includes, among other things, a maximum consolidated net leverage ratio covenant, a minimum fixed charge coverage ratio covenant, and certain restrictions on liens, investments and other indebtedness. The Credit Facility includes a $30.0 million subfacility for the issuance of letters of credit, a $30.0 million sublimit for swingline loans and a $50.0 million sublimit for certain multicurrency borrowings. The Company may request an increase in revolving credit commitments under the facility of up to $150.0 million under certain circumstances. The Company will pay a facility fee of 0.25%-0.40%, depending on the Company’s consolidated net leverage ratio, on the total commitments under the Credit Agreement and loans under the Credit Agreement will bear interest at LIBOR plus an applicable margin of 1.25%-1.85%, depending on the Company’s consolidated net leverage ratio. There are customary events of default under the Credit Agreement, including for a change of control of the Company and cross-defaults to certain other material indebtedness of the Company.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 1.02.	Termination of a Material Definitive Agreement.

On March 26, 2018, the Company terminated the revolving credit commitment under its Sixth Amended and Restated Credit Agreement dated as of June 30, 2011 among the Company, various financial institutions, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender, and Issuer, Bank of America, N.A., as Syndication Agent and Issuer, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association, and Wells Fargo Bank, N.A., as Documentation Agents (the “Existing Credit Agreement”) in connection with its entry into the Credit Agreement and the Existing Credit Agreement was terminated, except with respect to certain indemnification and other reimbursement obligations that survive termination pursuant to the terms of the Existing Credit Agreement.

On March 30, 2018, the Company redeemed all of its outstanding 5.50% Senior Notes due December 2, 2019 (the “Senior Notes”) issued under that certain Indenture dated as of December 1, 2015 between the Company and Wells Fargo Bank, National Association, as trustee (the “Indenture”) for approximately $126.5 million, which was 101% of the principal amount of the Senior Notes outstanding in accordance with the optional redemption provisions in the Indenture.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated by reference into this Item 2.03. In addition, on March 29, 2018, the Company borrowed approximately $90.0 million under the Credit Agreement to redeem the Senior Notes as disclosed in Item 1.02 above.    The remainder of the redemption price for the Senior Notes was funded with cash on hand.

Item 8.01.	Other Events.

On March 29, 2018, the Company issued a press release in connection with the transactions described above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

10.1	Credit Agreement dated as of March 26, 2018 among Regis Corporation, the various financial institutions party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets Inc., as Joint Lead Arrangers and Joint Bookrunners.

99.1	Regis Corporation News Release dated March 29, 2018.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: March 30, 2018	By:	/s/ Amanda P. Rusin
	Name:	Amanda P. Rusin
	Title:	Secretary